EXHIBIT 99.1

Turner Announces Completion Of Bitumen Shipping Acquisition & Placement Agreement

December 11, 2017

HOUSTON, Texas - 12/11/2017- Turner Valley Oil and Gas, Inc. (the “Company”) (OTC: TVOG), pending name change, is pleased to announce that Turner has finalized its phase 1 infrastructure and shipping acquisition agreement in conjunction with the preferred stock placement with Network 1 Securities, Inc. (“Network 1”).

Stock Placement

The Company has successfully executed a binding Purchase And Sale Agreement (“Agreement”) through a portfolio company of a multi-generational family office based in Dubai, United Arab Emirates. This family office has investments and operating businesses that include dry shipping, crude shipping, natural resource development, construction, civil engineering, and banking. Their investment into Turner will focus on bitumen (also known as asphalt), and the supply chain and transportation of bitumen.

“We are thrilled that the closing process has started and we can now move forward with building a globally integrated bitumen shipping company. With the current and impending demand for global infrastructure spending, spurred by global growth and the current US President’s $1 trillion infrastructure plan, we believe this is an ideal time for Turner to enter the bitumen sector,” stated Network 1 Securities investment banker, Adam Pashok.

Acquisition

Turner has structured the Preferred Stock placement to exchange Series A shares with cash and assets from the anchor investor and third party sellers. The transaction includes the issuance of 25,000,000 Series A Preferred Shares, convertible at a ratio of 2 to 1, with a minimum price per share of $1.00 in exchange for vessels and capital. This structure protects both insider and retail investors from dilution to Turner’s common stock structure.

This transaction allows for capital to be deployed as a bolt on to each vessel as they come under Turner control. Already, two (2) ships have been committed to the placement under the Series A Preferred Share structure. The initial commitment under the Agreement is approximately $15 Million of cash and assets. The vessels are undergoing third party appraisal which will determine their dollar value. The remaining balance of the initial $25,000,000 will be used to secure additional shipping vessels during the extend phase of Turner’s shipping acquisition.

Coming Name Change

The newly expanded Company will focus on all segments of the bitumen industry, including real assets, energy, infrastructure, and the supply chain. Turner has agreed to amend its previous name change plans to reflect the new business model moving forward. As a result, a proposed name change for shareholder approval to PrimeStar Bitumen, Inc is forthcoming. A ticker symbol change will also initiate once the name change is approved by FINRA.

Management

Upon completion of the transfer of committed assets and capital, Turner expects to expand its Board of Directors by appointing several new members in addition to current board member and Turner CEO, Steve Helm. Furthermore, new management, with decades of shipping experience, are expected to join the Board Of Directors. Included in this transition will be a new CEO, administration, and the current Chairman of the family office will take on the same title at the new company.

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“I am very pleased to see several quarters of hard work come to a successful fruition and I am excited to support the transition of the Company by expanding the management team and executing the extended business model,” stated CEO Steve Helm.

Mergers & Acquisitions

In a prior announcement on August 10th, 2017 Turner outlined its acquisition plans over the next Two (2) years, which includes a plan to integrate into the supply chain by utilizing a build & bolt-on model within the real assets, energy, infrastructure, bitumen, and asphalt segments. Steps are already underway and more details will be issued in coming press releases.

Pro-forma Projections

In a prior announcement on June 8th, 2017, Turner released expectations to fully operate an initial fleet of five (5) Bitumen tanker vessels once acquired. Further expansion is planned once the initial fleet is acquired, which could result in adjustment the Company’s prior initial guidance. Details are forthcoming.

Closing Conditions

Following this initial closing announcement, subsequent events will include Turner filing a Form 10, which includes 10 K and 8 K filings with the SEC. This will meet all registered and fully reporting standards and a result, Turner will meet the qualifications needed for it to be an OTCQB, fully filing company. These are important steps, that in addition to Tuner’s recent Nasdaq system registration, will aid in Turner’s plan to uplist to a higher exchange. In addition, closing conditions include transfer of shipping vessels, release of escrowed funds, appointment of a new Board of directors and management, name change, and an updated corporate website.

About Turner Valley Oil and Gas, Inc.

Turner Valley Oil and Gas, Inc. (pending name change) (OTC:TVOG) is a business holding company with a historical focus on energy related holdings. The Company’s acquisition model is focused on finding and evaluating profitable small to mid-sized businesses as acquisition candidates where cash flow can be improved through its buy, build & bolt-on model within the real assets, energy, infrastructure, bitumen, and asphalt segments.

Certain statements in this press release are forward-looking and involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Please read full disclaimer located at: http://turnerventuregroup.com/disclaimer/

Website: http://bitumentankers.com/

OTC Markets Profile: http://www.otcmarkets.com/stock/TVOG/profile

Contacts:

Steve Helm, CEO

Turner Valley Oil And Gas, Inc.

Address: 3270 Sul Ross, Houston, TX 77098

Phone: 1-713-588-9453

Email: ir@turnerventuregroup.com

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